UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2023

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 13, 2023, DigitalBridge Group, Inc. (the “Company”) and Jacky Wu, Executive Vice President, Chief Financial Officer and Treasurer of the Company, entered into an Employment Agreement (the “Agreement”) to become effective January 1, 2024 (the “Effective Date”) following the expiration of the Second Amended and Restated Employment Agreement between the Company and Jacky Wu, dated as of September 27, 2022 (the “Current Agreement”), according to its terms on December 31, 2023. The Agreement provides that Mr. Wu will serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer from the Effective Date through the date that Mr. Wu has completed the transition of duties and responsibilities to a successor chief financial officer of the Company and thereafter shall serve as an employee strategic advisor to the Company through June 30, 2024 (the “Expiration Date”). In addition, the Agreement provides that following Mr. Wu’s service as an employee from the Effective Date through the Expiration Date (the “Employment Term”), Mr. Wu will serve as a non-employee strategic advisor to the Company through December 31, 2024 (the “Consulting Term”), pursuant to the terms of a consulting agreement to be entered into between the Company and Mr. Wu that will require Mr. Wu to be available to provide up to 300 hours of advisory services to the Company during the Consulting Term in exchange for a monthly consulting fee of $60,000. Mr. Wu will receive a $500,000 extension bonus within ten days of his execution of the Agreement (the “Extension Bonus”).

During the Employment Term, the Agreement provides for the payment of a base salary of no less than $700,000. The Agreement also provides that Mr. Wu will be eligible to receive an annual cash bonus with a target amount of $900,000, pro-rated based upon his duration of employment (the “2024 Bonus Amount”), and an annual grant of equity-based awards with a target value of $2,000,000, which shall be pro-rated based upon the duration of Mr. Wu’s employment and period of service during the Consulting Term (the “2024 LTIP”).

The Agreement provides that if Mr. Wu’s employment is terminated by reason of expiration of the employment term on the Expiration Date and he executes a release of claims (i) Mr. Wu will be eligible to receive (x) the 2024 Bonus Amount promptly following the release effective date, and (y) the 2024 LTIP, by no later than the first regularly scheduled payroll date of the Company in 2025, and (ii) all equity or equity-based awards relating to the securities of the Company issued to Mr. Wu that are outstanding and unvested, whether subject to time-based vesting or performance-based vesting, will remain outstanding and, notwithstanding the expiration of the employment term, will continue to vest based on the then existing vesting schedule (and, in the case of performance-based awards, based on the level of actual achievement of such performance goals or metrics) (collectively, the “Expiration Date Items”). Mr. Wu’s non-compete and non-solicitation obligations will continue for one year after expiration of the Current Agreement.

If Mr. Wu departs prior to the Expiration Date or is terminated for Cause (as defined in the Agreement), Mr. Wu will not receive the Expiration Date Items. In the event of termination due to death or disability prior to the Expiration Date, Mr. Wu will receive (i) to the extent unpaid, the Extension Bonus, (ii) to the extent not yet delivered, the expiration date items under the Current Agreement (as described in the Current Report on Form 8-K filed by the Company on October 3, 2022), (iii) the 2024 Bonus Amount, (iv) the 2024 LTIP, and (v) full vesting of all equity-based awards of the Company, carried interests and other like compensation that such executive holds, to the extent unvested upon such termination.

The agreement also includes a provision providing that if any payments to be made to Mr. Wu, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Wu receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 13, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 16, 2023	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer